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                                                                  Exhibit 99.1



FOR IMMEDIATE RELEASE

         MEDIA CONTACT:                                      INVESTOR CONTACT:
         Thomas Dingledy                                     Dianne McCormick
         216/425-9811 x6145                                  216/425-9811 x1900

                            Joele Frank / Dan Katcher
                            Abernathy MacGregor Group
                                  212/371-5999

                        REVCO ANNOUNCES OFFER TO ACQUIRE
                          BIG B FOR $15 PER BIG B SHARE

   TWINSBURG, OHIO (SEPTEMBER 9, 1996) -- Revco D.S., Inc. [NYSE: RXR] today announced that it is commencing a cash tender offer for all of the outstanding shares of Big B, Inc. [NASDAQ: BIGB] at a price of $15 per share. This represents a premium of 53% over the $9.81 average closing price of Big B stock for the 90-calendar day period ended Friday, September 6, 1996. Following the completion of the tender offer, Revco intends to consummate a merger in which all remaining Big B shareholders will also receive the same cash price paid in the tender offer. Big B has approximately 22.0 million shares on a fully diluted basis, giving the transaction a total equity value of approximately $330 million.

Revco currently owns 1,190,000 shares of Big B common stock, representing approximately 5.4% of Big B's shares on a fully diluted basis. The transaction is anticipated to be accretive to Revco's earnings per share in the first year of the combination.

D. Dwayne Hoven, President and Chief Executive Officer of Revco, said "This is truly a win-win opportunity for Revco and Big B shareholders, employees and customers. With Revco's financial resources, technological expertise and marketing and sales capability, we can together grow our combined company's customer base and increase our sales potential. Among other efficiencies, this combination will allow the combined company to spread costs over a larger base of stores. This will assist us in meeting the increasing customer demand for lower pharmacy prices. We hope that the Board of Directors of Big B will recognize the significant benefits to Big B and its shareholders."

The tender offer is not contingent on Revco obtaining financing. Revco intends to finance the tender offer through a combination of cash on hand and bank borrowings. The tender offer is conditioned upon the acquisition of a majority of Big B's shares



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on a fully diluted basis and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The complete terms and conditions of the tender offer will be set forth in the offering documents to be filed with the Securities and Exchange Commission.

The tender offer is scheduled to expire at midnight (EDT) on Monday, October 7, 1996.

Salomon Brothers Inc is acting as Dealer Manager for the offer and D.F. King & Co., Inc. is acting as Information Agent.

Following is the complete text of a letter sent today from D. Dwayne Hoven, President and Chief Executive Officer of Revco D.S., Inc. to Anthony J. Bruno, Chairman of the Board and Chief Executive Officer of Big B, Inc.:

                                                               September 9, 1996

         Mr. Anthony J. Bruno
         Chairman of the Board and
         Chief Executive Officer
         Big B, Inc.
         2600 Morgan Road, S.E.
         Bessemer, AL 35023

         Dear Anthony:

         As you know from our prior conversations, Revco D.S., Inc. is interested in pursuing a business combination with Big B, Inc.

         Unfortunately, because Big B has to date been unwilling to proceed with such a transaction, we are announcing this morning our offer to buy all of Big B's outstanding shares for a price of $15 per share in cash, or an aggregate equity value of approximately $330 million on a fully diluted basis. As we have previously said, we would be happy to work with you to structure a tax-free transaction to give your shareholders an ongoing equity interest in the combined company.



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         We believe that Revco's offer is a highly attractive opportunity for
         Big B shareholders representing a premium of 53% over the $9.81 average closing price of Big B stock for the 90-calendar day period ended Friday, September 6, 1996. We believe that this is the fastest, most efficient way to bring our companies together. We hope that the Board of Directors of Big B will recognize the significant benefits to Big B and its shareholders.

         The combination of Revco and Big B offers numerous advantages over either company remaining as a stand-alone entity, and, for Big B, over any other possible strategic combination. Revco and Big B represent an excellent geographic fit, with only limited overlap of stores and distribution centers. Among other efficiencies, this combination will allow the combined company to spread costs over a larger base of stores. This will assist us in meeting the increasing customer demand for lower pharmacy prices.

         Revco is a Fortune 500 company and is among the top performers in the drugstore industry. Since 1993, we have more than doubled our sales and operating profit, and net income per share has more than tripled over the same time period. Revco has one of the most technologically advanced pharmacy systems and offers some of the most innovative marketing programs in the drugstore industry, designed to add consumer value and to enhance the pharmacist-patient relationship.

         We have the highest respect for you and all Big B employees. We anticipate retaining the services of Big B's field and distribution center employees and will entertain suggestions from you and your senior management team regarding corporate employees.

         Like Big B, Revco has always prided itself in its role as a strong community partner and good corporate citizen. Revco and its employees donate time and money to a variety of charitable organizations in the areas we serve. Revco recognizes its corporate responsibility to give back to every community we call home. As a native of Alabama, I am particularly sensitive to those issues in this transaction.



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                                                                               4

         Revco's objective is a transaction that is enthusiastically supported by Big B's shareholders and employees, as well as Big B's many loyal customers. Revco and its advisors are prepared to meet with Big B's Board, management and advisors to answer any questions they may have about our offer. We are convinced that this combination serves the best interests of both companies.

         Sincerely,

         /s/ D. Dwayne Hoven

         D. Dwayne Hoven
         President and Chief Executive Officer, Revco D.S., Inc.

Revco, recognized as a Fortune 500 company, is the second largest drugstore chain in the U.S. operating 2,184 stores in 14 contiguous Midwestern, Southeastern and Eastern states. The stores sell prescription and over-the-counter drugs, health and beauty aids and other consumer products. Revco employs more than 32,000 associates in its stores, network of five distribution centers, regional offices and corporate offices in Twinsburg, Ohio.

Note to Editors: Today's news release, along with other news about Revco, is available by calling Company News On-Call at 1-800-758-5804, extension 751257. Information is also available on the Internet at: http:\\www.revco.com.

                                          # # #

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